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                                                                    EXHIBIT 12.3

ROGERS WIRELESS INC.
COMPUTATION OF FINANCIAL RATIOS (1)
(in thousands of Canadian dollars)

CANADIAN GAAP

====================================================================================================================================
                                                                      Year Ended December 31,                     Three Months Ended
                                                 1999           2000          2001         2002         2003        March 31, 2004
------------------------------------------------------------------------------------------------------------------------------------
Operating profit (2)                A        $  412,483     $  400,550    $  401,261   $  516,681   $  716,289      $      216,738
Interest expense                    B           161,804        128,040       184,330      195,150      193,607              55,356
Senior debt (3)                     C         1,103,482      1,121,213     1,963,274    2,077,200    1,978,160           2,082,087
Total debt (3)                      D         1,553,536      1,869,981     2,355,683    2,410,075    2,209,603           2,082,087
Total debt to operating profit      D / A          3.77           4.67          5.87         4.66         3.08                2.40
Senior debt to operating profit     C / A          2.68           2.80          4.89         4.02         2.76                2.40
Operating profit to total
 interest expense                   A / B          2.55           3.13          2.18         2.65         3.70                3.92

(1) We believe that operating profit as previously defined, together with the related total debt, senior debt and interest expense ratios, are measures that are commonly reported and widely used by analysts, investors and other interested parties in the wireless communications industry. Accordingly, this information has been disclosed herein to permit a more complete comparative operating performance and capitalization relative to other companies in our industry. These indicators should not be considered as a substitute or alternative for net income or cash flow in accordance with Canadian GAAP or U.S. GAAP.

(2) We define operating profit as net income before depreciation and amortization, interest expense, income taxes and non-operating items, which include foreign exchange gain (loss) and investment and other income and the 2002 net recovery related to the change in estimates of sales tax and CRTC contribution liabilities. Operating profit is a standard measure used in the communications industry to assist in understanding and comparing operating results and is often referred to by our competitors as EBITDA (earnings before interest, taxes, depreciation and amortization) or OIBDA (operating income before depreciation and amortization). We believe this is an important measure as it allows us to assess our ongoing businesses without the impact of depreciation and amortization expenses as well as non-operating factors. It is intended to indicate our ability to incur or service debt, invest in property, plant and equipment and allow us to compare our company to our competitors who have different capital or organization structures. This measure is not a defined term under GAAP.

(3) Total debt includes long-term debt and all inter-company subordinated debt but does not include inter-company deeply subordinated debt. The following table sets forth, for the periods indicated, our outstanding inter-company subordinated debt owing to RCI and RWCI:


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
====================================================================================================================================
                                                                  Year Ended December 31,                         Three Months Ended
                                                   1999          2000          2001         2002         2003       March 31, 2004
------------------------------------------------------------------------------------------------------------------------------------
                                                                  (in thousands of dollars)
Inter-company subordinated debt owing to RCI   $        --   $   284,450   $        --   $       --   $       --      $        --
Inter-company subordinated debt owing to RWCI      139,744       141,775        50,000       50,000           --               --
                                               -----------   -----------   -----------   ----------   ----------      -----------
Total inter-company debt                       $   139,744   $   426,225   $    50,000   $   50,000   $       --      $        --
                                               ===========   ===========   ===========   ==========   ==========      ===========

In July 2003, we issued 10 Class A Common Shares to RWCI for consideration of $91.2 million, comprised of the set-off of the $50.0 million inter-company subordinated debt owing to RWCI, the set-off of an aggregate $32.9 million on inter-company amounts payable to RWCI and $8.3 million paid in cash.

Our inter-company deeply subordinated debt, all of which was owed to RWCI, is excluded from total debt because under the terms of our outstanding indebtedness all payments on inter-company deeply subordinated debt are restricted payments, treated in the same manner as dividends on our common shares.

====================================================================================================================================
                                                                 Year Ended December 31,                          Three Months Ended
                                                  1999          2000          2001          2002          2003      March 31, 2004
------------------------------------------------------------------------------------------------------------------------------------
                                                                   (in thousands of dollars)
Long-term debt as per consolidated
   financial statements                       $ 1,413,792   $ 1,443,756   $ 2,305,683   $ 2,360,075   $ 2,209,603     $ 2,082,087
Inter-company subordinated debt as
   shown above                                    139,744       426,225        50,000        50,000            --              --
                                              -----------   -----------   -----------   -----------   -----------     -----------
Total debt                                      1,553,536     1,869,981     2,355,683     2,410,075     2,209,603       2,082,087
Inter-company subordinated debt                  (139,744)     (426,225)      (50,000)      (50,000)           --              --
Senior subordinated notes                        (310,310)     (322,543)     (342,409)     (282,875)     (231,443)             --
                                              -----------   -----------   -----------   -----------   -----------     -----------
Senior debt                                   $ 1,103,482   $ 1,121,213   $ 1,963,274   $ 2,077,200   $ 1,978,160     $ 2,082,087
                                              ===========   ===========   ===========   ===========   ===========     ===========


Total debt as at March 31, 2004 does not include the effect of our cross-currency interest rate exchange agreements. Effective January 1, 2004, we discontinued accounting for our cross-currency interest rate exchange agreements as hedges. Refer to note 1(b) to the Consolidated Financial Statements for the three months ended March 31, 2004.